Exhibit 10.1

RETIREMENT & CONSULTING AGREEMENT

ARTICLE 1

PREAMBLE

This Retirement & Consulting Agreement (hereafter “Agreement”) is entered into between Clifford E. Butler (hereafter “Butler”) and Pilgrim's Pride Corporation (hereafter “Company”) which includes any parent, subsidiary, and affiliate thereof. Butler and the Company are sometimes hereafter referred to as “the parties”, and the Company's subsidiaries, affiliates, employee retirement and health and welfare plans, and their respective officers, directors, agents and fiduciaries and persons formerly in any of those positions are sometimes hereafter referred to as the "Other Entities."
ARTICLE 2
AGREEMENTS
Butler and the Company agree to certain facts as follows:
SECTION 2.1:   The parties agree that Butler provided valued services to the Company for over 38 years as a committed employee. In light of Butler’s retirement effective December 31, 2007 and in recognition of those services, and in exchange for the consideration recited in this Agreement, the Company wishes to provide Butler this Retirement & Consulting Agreement under the terms herein.
SECTION 2.2:  The parties agree that Butler will remain employed with the Company at his current salary and benefits until December 31, 2007, in an effort to transition his duties.
SECTION 2.3:  The terms of this Agreement are the product of negotiations between the parties hereto and their counsel, and Butler agrees that the consideration afforded to him that is described in this Agreement is the full consideration agreed to between the parties, and that he has received no other promise, inducement, or concession in support of the obligations imposed upon him under this Agreement.
ARTICLE 3
DEFINITIONS
SECTION 3.1  "Competing Business" means (1) any entity in the states of Texas and/or Arkansas in the business of the production, marketing or sale of poultry products, distribution of poultry and/or other meat products, or any other business that involves the same type of products or services sold and/or marketed by the Company on the date of this Agreement, or any business of similar nature that would displace business opportunities or customers available to the Company on the date of this Agreement, and, (2) any of the following entities and their subsidiaries and affiliates: Tyson Foods, Inc.; Perdue Farms, Inc.; Wayne Farms, LLC; Foster Farms; Sanderson Farms, Inc.; Mountaire Farms, Inc.; O.K. Foods, Inc.; Simmons Foods, Inc.; Keystone Foods, LLC; Cagle’s Inc.; OSI Industries, Inc., Industrias Bachoco S.A.B. de C.V., and any distributor or broker that sells or brokers any of their cooked or fresh chicken products.
SECTION 3.2:  "Confidential Information" is information acquired by Butler during the course and scope of his employment by, or future strategic consulting activities for, the Company that may be designated or marked by the Company as "Confidential" or that the Company indicates through its policies, procedures or other instructions should not be disclosed to anyone outside of the Company. Without limitation, examples of protected Confidential Information under this Agreement include: internal financial data, corporate strategic plans, litigation strategies and other matters protected by the attorney client privilege, research and development regarding existing and developmental products, marketing plans, internal market studies or surveys, customer contacts and information, customer purchasing needs and preferences, pricing and related information concerning the Company’s products, information with respect to the particular competencies and experiences of the Company’s employees, and information concerning the Company’s contractual and/or business relationships with its independent growers. Confidential Information does not include information that has become public other than as a result of a breach of this Agreement, is available on a non-confidential basis prior to it's disclosure to Butler by the Company, or becomes available to Butler on a non-confidential basis from a source other than the Company, provided such source was not bound by a confidentiality agreement with the Company. Nothing contained herein shall be deemed to prevent Butler from disclosure of Confidential Information if, in the written opinion of counsel, such disclosure is legally required to be made and Butler notifies the Company in advance of such intended disclosure and, if applicable, gives the Company a reasonable opportunity to obtain a protective order or confidentiality treatment.
SECTION 3.3:  "Covered Customer" means any entity or person who did business with the Company during the four (4) years prior to the execution of this Agreement by the parties.
SECTION 3.4:  "Consulting Period" means the three (3) year period between January 1, 2008 and December 31, 2010.
ARTICLE 4
CONSIDERATION
SECTION 4.1:  The total consideration afforded by Butler consists of the full performance of each and every obligation imposed upon him by this Agreement.
SECTION 4.2:  The total consideration afforded by the Company for this Agreement is the following:
(a) During the Consulting Period, the Company agrees to pay Butler a monthly fee equal to $55,555.56 through the Consulting Period ending on December 31, 2010. The Company will pay Butler such amount on a monthly basis in arrears on the first business day following the 15th day of each month, with the first payment to be made on February 15, 2008 and the last payment to be made on January 15, 2011.
(b) Butler and his spouse may, at their election, remain on the Company’s health and welfare benefit plans covering medical, dental, and vision benefits during the Consulting Period at a cost payable by Butler equal to that which would be required of an active employee of the Company to obtain such coverage. In lieu of remaining on the Company’s health and welfare benefit plans covering medical, dental and vision benefits, Butler may elect, at his option, upon notice to the Company at any time during the Consulting Period, to obtain personal supplemental insurance coverage from another source, and, if Butler so elects, the Company agrees to reimburse Butler for the cost of the coverage for the then remaining portion of the Consulting Period, with the reimbursement limited to the Company portion of the prevailing COBRA rate for the waived coverage. All other Company benefits which Butler previously received will terminate on December 31, 2007.
(c) In connection with Butler's consulting agreement with the Company, the Company agrees to provide Butler with Confidential Information of the Company, such as those examples defined and identified above, as may be necessary for Butler to perform consulting services during the Consulting Period. The promises of the Company in this subparagraph (c) are intended by the parties to be fully enforceable at the time Butler executes this Agreement. The Company’s obligations herein to provide Confidential Information do not constitute an ongoing obligation and will be satisfied when the Company provides Butler any Confidential Information as defined herein.
(d) The Company agrees to pay Butler an amount not to exceed five thousand dollars ($5,000) for Butler’s attorney’s fees in connection with the negotiation and drafting of this Agreement. Such amount will be paid by the Company in a lump sum upon presentation by Butler of a bill or other fee statement from his counsel.
SECTION 4.3:  The Company's obligation to pay the amounts set forth herein shall be terminated, prior to the expiration of the Consulting Period, should Butler breach the noncompete or other provisions of this Agreement or make any statements, either oral, written, telephonic, electronic or in any other method or format, that could reasonably be expected to disparage, damage or undermine the reputation or economic interests of the Company or any of its employees or representatives, including but not limited to those referred to in Section 7.1 below. Butler agrees to take steps to ensure that all members of his immediate family shall refrain from any communication, in the forms set forth above or otherwise, that could reasonably be expected to disparage, damage, or undermine the reputation or economic interest of the Company or any of its employees or representatives, including but not limited to those referred to in Section 7.1 below. The Company’s obligations to make the monthly payments to Butler as set forth herein also shall terminate should Butler bring any lawsuit or legal claim, in any forum, against the Company, including as a class member or participant in any collective or other action against the Company, except to the extent such claim relates to any alleged breach by the Company of this Agreement or any other written agreement between the parties. Notwithstanding the foregoing, nothing herein prohibits Butler from filing a charge with or participating in any investigation or proceeding by any governmental agency. However, Butler specifically and knowingly waives any right to damages or other relief relating to all claims released herein. The Company agrees that, from the date hereof until the termination of the Consulting Period, it shall not make any statements, either oral, written, telephonic, electronic or in any other method or format, that could reasonably be expected to disparage, damage or undermine the reputation or economic interests of Butler.
SECTION 4.4:  Butler recognizes and agrees that the Company makes no representations concerning the tax consequences, if any, of the payment of the amounts indicated herein. The Company is not responsible for payment of any federal, state and local taxes, interest and penalties, if any, which are or may become due on the amounts paid to Butler and Butler further agrees to indemnify, defend and hold the Company and/or the Other Entities harmless from any claims, demands, deficiencies, assessments, executions, judgments or recoveries by any governmental entity against the Company and/or the Other Entities for any amounts claimed due on account of this Agreement under any federal or state tax laws.
SECTION 4.5:  Should Butler die during the Consulting Period, then the Company will pay to Mariguinn Butler the monthly payment specified in Section 4.2(a) herein, provided, however, that all obligations and conditions under this Agreement required of Butler, other than the Consulting Services, will be assumed and required of Mariguinn Butler. Should Mariguinn Butler predecease Butler, the Company shall have no further payment obligations in the event Butler dies before the end of the Consulting Period.
SECTION 4.6:  Anything in this Agreement to the contrary notwithstanding, no amount payable under this Agreement that is “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid prior to the earlier of, (i) the first day of the seventh (7th) month following the date that Butler experiences a “separation from service” (within the meaning of U.S. Treas. Reg. 1.409A-1(h)) or, (ii) the date of Butler’s death, to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of such deferral period, all deferral payments that are delayed pursuant to this Section 4.6 shall be paid in a lump sum to Butler and any remaining payments due under this Agreement shall be paid in accordance with the scheduled payment dates specified herein.
ARTICLE 5
CONSULTING AGREEMENT
SECTION 5.1:  Butler agrees to provide the Company with consulting services on an as-requested basis during the Consulting Period. The consulting services to be provided under this Agreement may include general business, marketing and other advice similar to that provided by Butler previously when engaged as an employee of the Company. The anticipated amount of consulting services that the Company will request of Butler is up to 240 hours per calendar year during the Consulting Period; provided that any services requested exceeding 240 hours per calendar year shall be at times and schedules agreed to by the Chairman of the Company and Butler. If the number of hours the Company requests Butler provide as a consultant exceed 240 hours per calendar year, then the Company shall pay Butler additional compensation in the amount of $250 per hour of consulting services provided by Butler.
SECTION 5.2:  During the Consulting Period, Butler agrees to maintain records of his consulting services, in a form of Butler’s choosing, and provide the Company with such records of his consulting services on a monthly basis for review and approval by the Chairman of the Company.
ARTICLE 6
RETURN OF COMPANY PROPERTY
SECTION 6.1:  Butler agrees that, by December 31, 2007, upon request by the Company, he will return all Company property, including, but not limited to any Confidential Information as defined herein, in his possession at that time. Butler further agrees that, during the Consulting Period, he will not remove any Confidential Information or Company documents from the Company premises without prior approval of the Chairman of the Company. After the Consulting Period, Butler further agrees to return all Company property he was provided by the Company during the course of his consulting duties as described herein.
ARTICLE 7
NONDISCLOSURE AGREEMENT
SECTION 7.1:  Butler agrees not to disclose any of the Company's Confidential Information, as defined above, directly or indirectly, to any unauthorized person, and not to use such information in any way, either during the term of this Agreement or any time thereafter, except as required for the benefit of the Company In addition, Butler agrees not to disclose any private, personal and/or other nonpublic information about the Company’s current or past (i) employees, (ii) agents, (iii) directors, (iv) customers, (v) vendors, (vi) independent contract growers, or (vii) other representatives including the Pilgrim family, Pilgrim Bank and matters associated with the Pilgrim family estate. Nothing contained herein shall be deemed to prevent Butler from disclosure if, in the written opinion of counsel, such disclosure is legally required to be made and Butler notifies the Company in advance of such intended disclosure and, if applicable, gives the Company a reasonable opportunity to obtain a protective order or confidentiality treatment. Similarly, the Company agrees not to disclose any private, personal or any non-public information about Butler; provided that nothing contained herein shall be deemed to prevent such disclosure as is legally required to be made.
ARTICLE 8
RESIGNATION FROM BOARD OF DIRECTORS
SECTION 8.1: Butler has notified the Company that he will not seek or stand for reelection to the Company’s Board of Directors at the Company’s Annual Meeting of Stockholders scheduled for January 2008, which is agreed to by the Company herein.
ARTICLE 9
RESTRICTION ON SOLICITING EMPLOYEES OF THE COMPANY
SECTION 9.1:  From the date hereof until the expiration of the Consulting Period, Butler agrees that he will not, either directly or indirectly, hire, solicit, or take away, or attempt to hire, solicit or take away, any employees or officers of the Company, or to encourage any employees or officers of the Company to terminate their relationships with the Company.
ARTICLE 10
RESTRICTION ON SOLICITING CUSTOMERS OF THE COMPANY
SECTION 10.1:  From the date hereof until the expiration of the Consulting Period, Butler agrees that he will not, either directly or indirectly, except in connection with services Butler might provide to the Company in connection with his employment or consulting duties, service, call on, do business with, solicit, or take away, or attempt to service, call on, do business with, solicit, or take away, directly or indirectly, as an employee, consultant, broker, sales agent, partner, shareholder, vendor, corporate officer, director or otherwise, any of the Covered Customers of the Company in connection with the sale or marketing of poultry products, including for a Competing Business.
ARTICLE 11
RESTRICTION ON UNFAIR COMPETITION
SECTION 11.1:  From the date hereof until the expiration of the Consulting Period, Butler agrees that he will not participate in a Competing Business. For the purposes of this Agreement, "participate in" includes participating, directly or indirectly, either as an employee, consultant, broker, sales agent, partner, shareholder, lender, corporate officer, member of a board of directors, or in any other capacity, in assisting a Competing Business; provided, however, that nothing herein prohibits or is intended to prohibit Butler from a passive investment through a mutual fund or through ownership of publicly traded capital stock of a corporation which represents less than two percent (2%) of the outstanding capital stock of such corporation; provided, further, that nothing herein prohibits Butler from maintaining his status as an independent grower in such capacity as Butler holds at the time of the execution of this Agreement by the parties. The parties agree and acknowledge that this Agreement in no way affects or supersedes the terms and conditions of Butler’s relationship with the Company as an independent grower.
ARTICLE 12
INJUNCTION
SECTION 12.1:  Butler and the Company agree that violations of Articles 9 through 11 of this Agreement would require injunctive relief as the only fully effective remedy. As such, the Company shall be entitled to injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction in a court of competent jurisdiction.
ARTICLE 13
SEVERABILITY
SECTION 13.1:  If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein. If the restrictions in Articles 9 through 11 are deemed unenforceable as written for any reason, the parties expressly authorize the court or arbitrator making the determination as to enforceability to revise, delete, or add to the restrictions contained in Articles 9 through 11 of the Agreement.
ARTICLE 14
MUTUAL RELEASE
SECTION 14.1:  In addition to the consideration specified in Article 4, the foregoing and following mutual promises and agreements and other good and valuable consideration specified herein, the full receipt and sufficiency of which is hereby acknowledged, Butler hereby knowingly, voluntarily, and intentionally agrees to and does settle, release, waive and discharge the Company and the Other Entities from any and all claims, demands, causes of action, and declaratory and injunctive relief, whether legal, equitable, or administrative, whether presently known or not known to him, asserted or unasserted, arising from any and all actions or inactions through the date of the execution of this Agreement concerning, without limitation:
a. Butler’s employment with the Company;
b.
Butler’s salary, back pay, future pay, bonuses, and all other compensation (except for any compensation to which Butler is entitled through December 31, 2007 and any bonus to which Butler may be entitled for fiscal year 2007 payable pursuant to the Company’s policies in January 2008); past and future employee retirement, health, and welfare benefits, and all other employee benefits; liquidated and unliquidated damages, punitive damages, attorneys’ fees, costs, and expenses, if any;

c.
All claims that Butler raised or could have raised regarding his employment by the Company under state or federal law including, without limitation: the Texas Payday Act, Tex. Lab. Code § 61.001; the Fair Labor Standards Act 29 U.S.C. § 201 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; the Texas Commission on Human Rights Act, Tex. Lab. Code§ 21.001; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e et seq.; and, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.;

d.	All claims to severance benefits that Butler might make under or based on Pilgrim’s Pride Corporation’s Severance Plan, Policy No. 300.0250;
e.	Any claim against the Company based on or related to Butler’s contractual or other business relationship with the Company as an independent grower; and
f.
All other injuries, losses, liabilities, or damages allegedly caused to Butler by the Company and/or the Other Entities under state or federal statutory or common law occurring on or before the execution of this Agreement.

Butler further agrees that a breach of his covenant to refrain from legal action against the Company and/or the Other Entities for released claims will also entitle the Company to an action for additional damages, including, but not limited to, recovery of their costs, expenses, and attorneys’ fees for investigation and defense of any such action.
Nothing herein shall be construed as (1) releasing the Company from its obligations in this Agreement or its obligations to perform this Agreement, (2) releasing the Company from its future obligations under Butler's grower agreement with the Company, or (3) waiving any right of Butler to enforce the performance of, or seek redress for any breach of, this Agreement.
SECTION 14.2:  Butler hereby represents and warrants that no other person or entity has or has had any interests in the claims, demands, obligations, or causes of action released herein and that Butler has the sole right and exclusive authority to execute this Agreement and receive the sums specified herein, that Butler has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein; and that Butler agrees to indemnify and hold the Company harmless against any such assignment of rights, claims, or causes of action.
SECTION 14.3: The Company hereby settles, releases and waives all claims, liens demands, causes of action, obligations, damages and liabilities of any kind, known or unknown, that it ever had against Butler or any of his agents, employees, affiliates, assigns, successors or any other representative acting for or on behalf of Butler as of the date of this Agreement, including but not limited to any claims arising out of his employment with the Company or separation from the Company, any claims under any employment or other agreement executed by Butler and the Company, all claims for any violation of any other federal, state or local statute, ordinance or regulation, or the Constitution of the United States or the State of Texas, any claims of personal injury or contract breach, and all claims for attorneys’ fees, and any and every other claim arising under the common law of the State of Texas or any other jurisdictions. Nothing herein shall be construed as (1) releasing Butler from his obligations in this Agreement or his obligations to perform this Agreement, (2) releasing Butler from his future obligations under his grower agreement with the Company, or (3) waiving any right of the Company to enforce the performance of, or seek redress for any breach of, this Agreement.
ARTICLE 15
CONFIDENTIALITY
SECTION 15.1:  From the date of this Agreement forward, the parties agree that all of the negotiations leading to this Agreement will be kept strictly confidential, and will not be divulged or described in any way to any third party except as required by law. The Company agrees to issue a press release concerning Butler’s departure from the Company substantially in the form of attachment A to this Agreement or as otherwise reasonably acceptable to Butler. Butler also acknowledges that the Company will be filing a copy of this Agreement with the Securities and Exchange Commission.
ARTICLE 16
MISCELLANEOUS
SECTION 16.1:  This Agreement contains the entire agreement between the parties. No modifications or amendments to any of the terms, conditions or provisions herein may be made or enforced unless they are in writing and signed by a party or an officer or person authorized to bind the party against whom the enforcement of such amendments, promises or agreements is sought.
SECTION 16.2: Except as provided for in Article 12, if a dispute arises from or relates to this Agreement or any other transaction between the parties, the parties shall endeavor to settle the dispute first through direct discussions and negotiations. If the dispute cannot be settled through direct discussions, the parties shall endeavor to settle the dispute by mediation under the Mediation Rules of JAMS Endispute (“JAMS”) before recourse to the arbitration procedures contained in this Agreement.  If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute shall be settled by binding arbitration in Dallas, Texas or such other location as agreed upon by the parties.  The arbitration will be conducted in accordance with the procedures in this document and the Rules of JAMS in effect at the time of the arbitration, or such other rules and procedures as the parties may designate by mutual agreement.  In the event of a conflict, the provisions of this document will control.
The arbitration shall be conducted by a single arbitrator as agreed upon by the parties.  If the parties cannot agree on a single arbitrator, the arbitration will be conducted before a panel of three arbitrators, one selected by each party and the third arbitrator selected by the parties’ two arbitrators from a panel provided by JAMS.  Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the agreement between the parties and the Federal Arbitration Act and resolved by the arbitrators.  No potential arbitrator shall be appointed unless he or she has agreed in writing to abide and be bound by these procedures.
The individual arbitrator or the arbitration panel shall have no power to award non-monetary or equitable relief of any sort.  The parties agree that the arbitrator/panel shall also have no power to award damages inconsistent with Texas law. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrator/panel have the power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter based on Texas law. With the exception of Articles 9, 10 and 11, the Company agrees that it shall not be entitled to monetary damages in excess of an amount equal to the lesser of the fees paid to Butler during the Consulting Period in accordance with this Agreement and $2,000,000 as a result of a breach of any other provision of this Agreement by Butler, unless such breach is willful or the result of Butler's gross negligence.
Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitrator or the arbitration panel upon a showing of substantial need by the party seeking discovery. All discovery shall be governed by the Federal Rules of Civil Procedure.
All aspects of the arbitration shall be treated as confidential.  The parties and the arbitrator/panel may disclose the existence, content or results of the arbitration only as provided in the Rules of JAMS or by all the parties.  Before making any such disclosure, a party shall give 30 days written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.
The result of the arbitration will be binding on the parties, and judgment on the arbitration award may be entered in any court having jurisdiction.  The prevailing party in any dispute that is resolved by this dispute resolution process shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred by the prevailing party in connection with such dispute resolution process.
Should any provision of this dispute resolution policy be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining portions of this dispute resolution policy
SECTION 16.3:   If any matters in dispute are required to be settled by litigation, such trials will be decided by a judge. THE PARTIES WAIVE TRIAL BY JURY IN ANY SUCH ACTION(S) AND CONFIRM THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THEIR BUSINESS TRANSACTIONS. For any such action(s) related to their business transactions or enforcement of any arbitration, the parties submit themselves to the jurisdiction of the state or federal courts located in Dallas, Texas.
SECTION 16.4: Except as to the consulting agreement described herein, Butler agrees, without limitation, to forever waive reinstatement with the Company and further agrees that he will not inquire, seek or apply for, in any manner whatsoever, any contract or appointment, employment, commission, job, work, position, duty, station, task, trade, consignment, or any other relationship with the Company regardless of department, or division, subsidiary, affiliation, location, discipline, field, specialty or duty concerned. Any such application for employment or other relationship will be null and void. In the event that Butler applies for a position with the Company, the Company is under no obligation to hire Butler and may terminate Butler at any time without cause and without legal ramifications if it is discovered that Butler has obtained reemployment in violation of this Section.
SECTION 16.5:  Butler represents that he has been advised to carefully and thoroughly read this Agreement in its entirety and discuss all aspects of it with his attorney(s), that he is fully informed and understands the meaning and effect of this Agreement and that he has had a reasonable amount of time within which to consider this Agreement.

IN WITNESS WHEREOF, this Agreement is signed and fully executed on the date indicated below.
__________________________________
CLIFFORD E. BUTLER

Date:

__________________________________
MARIGUINN BUTLER

Date:

PILGRIM'S PRIDE CORPORATION

By:
Bo Pilgrim

Its: Senior Chairman

Date:

RETIREMENT & CONSULTING AGREEMENT - PAGE A-
DALDMS/624059.6

ATTACHMENT A

PILGRIM’S PRIDE ANNOUNCES PENDING RETIREMENT OF
CLIFFORD E. BUTLER AS VICE CHAIRMAN

PITTSBURG, Texas, October 10, 2007 - Pilgrim’s Pride Corporation (NYSE: PPC) today announced the pending retirement of Clifford E. Butler as vice chairman of Pilgrim’s Pride. Mr. Butler also has advised the company that he will not stand for re-election as a director at the Annual Meeting of Stockholders scheduled for January 2008.

The leadership at Pilgrim’s Pride expressed its gratitude to Mr. Butler for his 38 years of dedicated service to the company, and, in particular, its appreciation of his experience, judgment and leadership in addressing the opportunities and challenges the company has faced. Mr. Butler will take an active role in the transition of responsibility until December 31, 2007, and will serve the company as a consultant after that date.

“My years at the company have been extremely fulfilling, and as I prepare to make changes in my own life, I will continue to work hard to make sure Pilgrim’s Pride is in a position to grow and succeed,” said Mr. Butler.

About Pilgrim’s Pride
Pilgrim’s Pride Corporation is the largest chicken company in the United States and Puerto Rico and the second-largest in Mexico. Pilgrim’s Pride employs approximately 55,500 people and operates 37 chicken processing and 12 prepared-foods facilities, with major operations in Texas, Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico as well as other facilities in Arizona, Iowa, Mississippi, Ohio and Utah.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Contact:  Gary Rhodes
          Vice President, Corporate Communications & Investor Relations
                                  (903) 434-1495